EXHIBIT TO ITEM 77M

E*TRADE FUNDS

      Pursuant to a plan of reorganization and redomicilation (the "Plan"), as of the close of business on November 17, 2006, the Kobren Growth Fund and Delphi Value Fund (the "Predecessor Funds") were reorganized as the E*TRADE Kobren Growth Fund and the E*TRADE Delphi Value Fund, respectively (each a "Successor Fund") (the "Reorganization"). The Plan was approved by the boards of trustees of both the Predecessor Funds and the Successor Funds on June 29, 2006 and June 28, 2006, respectively, and was also approved by the Predecessor Funds' shareholders on November 10, 2006. Each Predecessor Fund exchanged all of its assets for shares of its respective Successor Fund and, as a result, each Successor Fund became the accounting successor of its respective Predecessor Fund. The E*TRADE Funds filed certificates of designation to its declaration of trust for each Successor Fund. The Kobren Insight Funds, the registered open-end investment company of the Predecessor Funds (the "Kobren Trust"), plans to deregister with the Securities and Exchange Commission once all filings for the Kobren Trust are complete. A copy of the Plan is incorporated by reference to the Post-Effective Amendment No. 55 to the Registration Statement as filed with the SEC via EDGAR on November 17, 2006 (accession No. 0000935-69-06-003071).